Exhibit 4.2

TITAN MEDICAL INC.

SHARE UNIT PLAN
FOR OFFICERS AND KEY EMPLOYEES

Article 1
RECITALS

1.1	Purpose. Titan Medical Inc. (together with any successor thereto, the “Corporation”) wishes to establish this Titan Medical Inc. Share Unit Plan (the “Plan”) in order to:

(a)	encourage selected Eligible Employees of the Corporation and its Affiliates to:

(i)	acquire a proprietary interest in the growth and performance of the Corporation,

(ii)	generate an increased incentive to contribute to the Corporation’s future success and prosperity, and

(iii)	align the interests of such Eligible Employees with the Corporation’s long-term strategy and with the interests of the Corporation’s shareholders, and

(b)

enhance the ability of the Corporation and its Affiliates to attract and retain exceptionally qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of the Corporation depend.

Article 2
DEFINITIONS

2.1	Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)

“Affiliate” means: (i) any entity that, directly or through one or more intermediaries, is controlled by the Corporation and (ii) any entity in which the Corporation has a significant equity interest, as determined by the Board.

(b)

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter.  Applicable Law also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Governmental Body having jurisdiction, or charged with its administration or interpretation.

(c)	“Award” means any award of Restricted Share Units or Performance Share Units granted under the Plan.

(d)

“Award Agreement” means any written agreement, contract, or other instrument or document, including an electronic communication, as may from time to time be designated by the Corporation as evidencing any Award granted under the Plan.

(e)	“Board” means the board of directors of the Corporation as constituted from time to time.

(f)	“Business Day” means a day, other than a Saturday or Sunday, on which banking institutions in Toronto, Ontario are not authorized or obligated by law to close.

(g)

“Cause”, with respect to a Participant shall, if such Participant has entered into a written employment agreement with the Corporation or an Affiliate that is in force and contains a definition of “Cause”, have the meaning given to the term in that agreement, or, if no such agreement exists, or if “Cause” is not defined therein, then Cause will have the following meaning, provided that the existence of Cause shall be determined in good faith by the Board or a designee of the Board:

(i)

misconduct which constitutes a material breach of any of the Participant’s obligations to the Corporation, or an Affiliate, including any material obligations set forth in any written agreement governing the terms of the Participant’s employment and such breach, if curable, has not been cured within fifteen (15) days after written notice by the Corporation, or the affected Affiliate, to the Participant;

(ii)	fraud, embezzlement, theft or other material dishonesty by the Participant with respect to the Corporation, or an Affiliate;

(iii)

breach of his or her fiduciary duties to the Corporation, or an Affiliate, or misconduct which has, or could reasonably be expected to have, a material adverse effect upon the business, interests or reputation of the Corporation, or an Affiliate, and such breach or conduct, if curable, has not been cured within fifteen (15) days after written notice by the Corporation, or the affected Affiliate, to the Participant;

(iv)	indictment or entering of a guilty plea for any indictable offence or felony or an analogous offence under the laws of another jurisdiction;

(v)

refusal or failure to attempt in good faith to follow or carry out the reasonable instructions of the Board which failure, if curable, does not cease within fifteen (15) days after written notice of such failure is given to the Participant by the Board; or

(vi)	any other act or omission of the Participant that would at law permit an employer to, without notice or payment in lieu of notice, terminate the employment of such Participant.

Notwithstanding the foregoing, to the extent that an alternative definition of Cause is provided in the Participant’s Award Agreement, “Cause” shall have the meaning assigned thereto; provided that any alternative definition of Cause in the Award Agreement shall govern and supersede any alternative definition of Cause in any applicable employment agreement to the extent of any inconsistencies between such definitions.

(h)	“Change of Control” means any occurrence of the following events:

(i)

the completion of a merger, amalgamation, consolidation, reorganization, arrangement or other business combination of the Corporation with or into another corporation (other than a merger, amalgamation, consolidation, reorganization, arrangement or other business combination of the Corporation with any subsidiary);

(ii)	the acquisition of all or substantially all of the outstanding common shares of the Corporation pursuant to a take-over bid;

(iii)	the sale of all or substantially all of the assets of the Corporation; or

(iv)	any other acquisition of the business of the Corporation as determined by the Board.

(i)	“Change of Control Termination” means, provided in each case such event occurs within eighteen (18) months following a Change of Control without the Participant’s consent:

(i)	any termination by the Corporation of the employment of a Participant, as a result of a Change of Control;

(ii)

any requirement by the Corporation or by any applicable Affiliate that the Participant’s principal office be relocated more than 100 kilometers (or 60 miles as applicable) away from where it was prior to a Change of Control;

(iii)

any change in the Participant’s title, reporting relationship, responsibilities or authority as in effect immediately prior to any Change of Control which adversely affects to a material degree the Participant’s role in the management of the Corporation or of any Affiliate, as applicable;

(iv)

any material reduction in value of the Participant’s compensation including, but not limited to, salary and any pension plan, stock option plan, investment plan, profit sharing plan, savings plan, bonus plan or life insurance, medical plans or disability plans or other employee benefit plan provided by the Corporation (or by any Affiliate if applicable) to and in which the Participant is participating or under which the Participant is covered, all as in effect immediately prior to any Change of Control; or

(v)

the assignment to the Participant, following a Change of Control of any significant, ongoing duties which are inconsistent with the Participant’s skills, position (including status, offices, titles and reporting requirements), authority, duties or responsibilities prior to the Change of Control, or any other action by the Corporation or by any applicable Affiliate which results in substantial diminution in such position.

(j)

“Committee” means the Human Resources or Compensation Committee of the Board or any other committee comprising either the Board or such members or committee(s) of the Board as may be designated by the Board.

(k)	“Disability” in relation to a Participant means qualification for long-term disability benefits under the long-term disability plan of the Corporation or of an Affiliate.

(l)

“Eligible Employees” means a regular full-time or part-time employee of the Corporation or of an Affiliate of the Corporation and may at the discretion of the Committee include an employee or officer who is on leave of absence from the Corporation, but does not include a probationary employee, a temporary full-time or part-time employee, or a director of the Corporation unless that director is also a regular full-time or part-time employee of the Corporation.

(m)

“Fair Market Value” on a particular date shall mean the closing price of the Shares on that date as reported on the TSX for Canadian Eligible Employees, or Nasdaq for American Eligible Employees, or if the TSX or Nasdaq, as applicable, is not open on such date, the immediately preceding date on which the applicable stock exchange is open.  If the Shares are not listed and posted for trading on the applicable stock exchange at the relevant time, it shall be the fair market value of the Share, as determined by the Board acting in good faith.

(n)	“Forfeiture Date” means the date, as determined by the Committee in its discretion, on which a Participant:

(i)	resigns from employment with the Corporation or with an Affiliate as contemplated in Section 6.1;

(ii)	is terminated for Cause as contemplated in Section 6.2; or

(iii)

is terminated by the Corporation or by a Subsidiary without Cause as contemplated in Section 6.3 (not taking into account any period of notice or pay in lieu of notice which follows the Participant’s last day of actual and active employment).

(o)

“Governmental Body” means any government, parliament, legislature, regulatory authority, agency, commission, board or court or other law-making entity, rule-making entity, or regulation-making entity having or purporting to have jurisdiction on behalf of any nation or state or province or other subdivision thereof including any municipality or district or county.

(p)	“Grant Date” means the date on which an Award is granted pursuant to the Plan.

(q)

“Insider” means (i) an insider of the Corporation, as defined in the Securities Act (Ontario) other than a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary of the Corporation, and (ii) an associate of any person who is an insider by virtue of (i) above;

(r)	“Market Shares” mean Shares purchased in the open market on the TSX, Nasdaq, or on any other securities exchange where Shares are traded.

(s)	“Nasdaq” means the NASDAQ Stock Market LLC or any successor thereto.

(t)	“Participant” means an Eligible Employee designated to be granted an Award under the Plan.

(u)

“Payment Value” means the value of an Award on the Vesting Date, which shall be calculated using a formula determined by the Committee at the time of grant based on either (i) the Fair Market Value of one Share as of the day immediately preceding the Vesting Date multiplied by the number of Share Units held by the Participants on the Vesting Date, or (ii) an average of the Fair Market Value of one Share over a specified number of days prior to the Vesting Date multiplied by the number of Share Units held by the Participant on the Vesting Date.

(v)

“Performance Criteria” means any quantitative and/or qualitative measures, as determined by the Committee, which may be used to measure the level of performance of the Corporation, any applicable Affiliate or any individual Participant during a Vesting Period, and may include arrangements under which the grant, issuance, retention, vesting and/or transferability of any applicable Award is subject to such criteria and such additional conditions or terms as may be designated by the Committee.

(w)	“Performance Multiplier” has the meaning described in Section 5.2(b).

(x)	“Performance Share Unit“ or “PSU” means any right granted under this Plan which is subject to inter alia, a Vesting Period and Performance Criteria.

(y)

“Person” means any individual (whether acting as an executor, trustee, administrator, legal representative or otherwise), corporation, estate, firm, partnership, limited partnership, sole proprietorship, syndicate, joint venture, trustee, trust, association, joint stock company, business trust, limited liability company, government or any department or agency thereof, unincorporated organization or association, and pronouns have a similar extended meaning.

(z)	“Restricted Share Unit” or “RSU” means any right granted under this Plan which is subject to, inter alia, a Vesting Period.

(aa)

“Retirement” means the retirement of a Participant from the employ of the Corporation or any Affiliate whereupon the Participant does not take up full-time employment with any other employer so long as the Participant is the holder of any outstanding Award, provided that in all cases, Retirement of a Participant will not be deemed to have occurred unless the Participant is at least 65 years of age at the time of Retirement.

(bb)

“Share Compensation Arrangement” means any stock option performance share unit, restricted share unit, stock option plan, share unit plan, long-term or short-term incentive plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares, including a purchase of Shares from treasury which is financially assisted by the Corporation by way of loan, guarantee or otherwise;

(cc)

“Shares” mean the common shares of the Corporation and such other securities as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made pursuant to the provisions of Article 4 of the Plan.

(dd)	“Share Units” mean, collectively, Performance Share Units and Restricted Share Units.

(ee)	“Strike Price” means no less than the closing price of the Shares on the last Trading Day prior to the Grant Date.

(ff)	“Tax Act” means the Income Tax Act (Canada), as amended from time to time.

(gg)	“Trading Day” means any day on which the TSX or Nasdaq is open for business.

(hh)	“TSX” means the Toronto Stock Exchange or any successor thereto.

(ii)	“Vesting Date” means the last Trading Day of the Vesting Period determined in accordance with Sections 5.2(a) and 5.2(b).

(jj)

“Vesting Period” means any period as determined by the Committee, during which period the Participant who is the beneficiary of an Award must remain continuously employed by the Corporation or by any Affiliate, unless otherwise provided for in this Plan.  A Participant will be considered employed by the Corporation or an Affiliate only up until the Participant’s last day of actual and active employment with the Corporation or Affiliate, not including any notice period.  For greater certainty, no period of notice of termination or pay in lieu thereof that is given (or that ought to have been given) in respect of any termination of employment will be considered as extending a Participant’s period of employment for the purpose of determining his or her entitlements under this Plan. In case of doubt as to an individual’s status as an Eligible Employee during the Vesting Period, the determination of the Committee shall be final.

2.2	Extended Meanings. In this Plan, words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders and vice versa.

2.3

Calculation of Time Periods.  In this Agreement, except as otherwise expressly provided, when calculating the period of time within which or following which any act is to be done or step taken, such period will exclude the first day referenced in the period and include the last day referenced in the period and if the last day of the period is not a Trading Day, the period in question will end on the next Trading Day.

2.4

Headings.  The division of this Plan into articles, sections, and subsections, and the use of headings, is for convenience of reference only and will not modify or affect the interpretation or construction of this Agreement.

2.5	Use of the word Including. The word “includes” or “including” shall mean “includes without limitation” or “including without limitation”, respectively.

Article 3
ADMINISTRATION

3.1

Committee to Interpret Plan. Except as otherwise provided herein, the Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for implementing the terms of the Plan as it may deem appropriate. The Committee shall have the ability to modify the Plan provisions, to the extent necessary, or delegate such authority, to accommodate any changes in Applicable Law in jurisdictions in which Participants will receive Awards.

3.2	Power of the Committee. Subject to the terms of the Plan and Applicable Law, the Committee shall have full power and authority to:

(a)	designate Participants;

(b)	determine the type or types of Awards to be granted to each Participant under the Plan;

(c)	determine the number of Share Units to be covered by Awards (or to determine whether any payments, rights, or other matters are to be calculated in connection with Awards);

(d)	determine the terms and conditions of any Award;

(e)

determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Market Shares, other securities or other Awards, or cancelled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, cancelled, forfeited, or suspended;

(f)	determine any acceleration of exercisability or vesting, or waiver of termination or forfeiture regarding any Share Unit, based on such factors as the Committee may determine;

(g)

determine whether, to what extent, and under what circumstances cash, Market Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(h)	interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(i)	establish, amend, suspend, or waive such rules and guidelines;

(j)	appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(k)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and

(l)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

3.3	Procedure. The following shall be the process for the granting of Awards:

(a)	the Board shall have the sole power, prerogative and authority to grant Share Units to Participants;

(b)

the Committee shall be responsible for recommending any grant of Share Units, and shall do so by making a written proposal to the Board at a regularly scheduled Board meeting, setting out the following:

(i)	the name of the Participants,

(ii)	with respect to each grant of Share Units,

(A)	the number allocated,

(B)	the proposed Grant Date,

(C)	the Performance Criteria and Performance Multiplier (only with respect to grants of Performance Share Units),

(D)	the Vesting Period and the Vesting Date,

(E)	the formula for calculating the Payment Value, and

(F)	any other applicable restrictions, which restrictions may lapse separately or in combination at such time or times, in such instalments or otherwise, as the Committee may deem appropriate;

(c)

if there is no undisclosed material information regarding the Corporation at the meeting at which the grants are approved, the date of such meeting shall be considered the Grant Date; if there is undisclosed material information at such meeting, the Grant Date shall be the second Trading Day after the disclosure by the Corporation of such information;

(d)

upon approval of a grant of Awards by the Board and within one (1) Trading Day after the Grant Date, the Chair of the Committee or his delegate, shall calculate the Strike Price applicable for the relevant Grant Date, and shall then report all approved grants to the Corporation’s accounting and human resource departments; and

(e)

the administrative processing of the grants shall be completed in not more than four (4) Trading Days from the date of the report referred to in subclause 3.3(d) above, including the issuance to Participants of a notice indicating at least all of the information referred to in sub-clause 3.3(b)(ii) above.

3.4

Administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Corporation, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder, and any employee of the Corporation or of any Affiliate.

3.5	Number of Shares to be issued under the Plan.

Under the Plan and all of the other Share Compensation Plans:

(a)	the maximum number of Shares issuable pursuant to outstanding Share Units and all other Share Compensation Arrangements, shall not exceed 15% of the Shares outstanding from time to time;

(b)

the number of Shares of the Corporation that may be issued to any single Participant and his, her or its associates within any one-year period may not exceed 5% of the issued and outstanding securities of the Corporation;

(c)	the number of Shares of the Corporation that may be issuable to any single Participant and his, her or its associates may not exceed 5% of the issued and outstanding securities of the Corporation;

(d)	the number of Shares of the Corporation issuable to Insiders, at any time, under all Share Compensation Arrangements, cannot exceed 15% of the issued and outstanding securities of the Corporation; and

(e)

the number of Shares of the Corporation issued to Insiders, within any one year period, under all Share Compensation Arrangements, cannot exceed 15% of the issued and outstanding securities of the Corporation.

Article 4
ADJUSTMENT OF AWARDS

4.1

Adjustments for Awards. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Corporation, issuance of warrants or other rights to purchase Shares or other securities of the Corporation, or other similar corporate transaction or event or otherwise affects the Shares, then the Committee shall adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan:

(a)	the number and type of Share Units subject to outstanding Awards;

(b)	the grant, purchase, or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

(c)	other value determinations applicable to outstanding Awards;

provided, however, that the number of Performance Share Units or Restricted Share Units, as applicable, subject to any Award shall always be a whole number.

4.2

Adjustments of Awards Upon Certain Acquisitions. In the event the Corporation or any Affiliate shall assume outstanding employee compensation awards or the right or obligation to make such future compensation awards in connection with the acquisition of another business or another corporation or business entity, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed obligations and the Awards granted under the Plan as so adjusted.

4.3

Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Corporation, any Affiliate, or the financial statements of the Corporation or any Affiliate, or of changes in Applicable Law, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan.

4.4

Treatment of Dividends.  Notwithstanding any provision of Section 4.1 above, dividends declared by the Corporation, if any, shall be treated as if they had been invested in purchasing additional Restricted Share Units or Performance Share Units, as applicable, which shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of Shares used in calculating the Award of Share Units recorded in the Participant’s account on the record date for the payment of such dividend, by (b) the Fair Market Value for the trading date immediately following the relevant dividend record date, with fractions computed to three decimal places.

Article 5
AWARDS

5.1

Evidence of Share Units. Any Share Units granted under the Plan will be evidenced by an Award Agreement between the Corporation and the Participant, which agreement will contain terms and conditions consistent with the Plan and as approved by the Board.

5.2	Vesting and Performance Metric.

(a)

For RSUs, unless otherwise determined by the Committee and stated in the Award Agreement, the Vesting Date shall be on the third (3rd) anniversary of the Grant Date.  Vesting for RSUs is based solely on a Participant’s continued employment with the Corporation or Affiliate throughout the Vesting Period.

(b)

For PSUs, unless otherwise determined by the Committee and stated in the Award Agreement, the Vesting Date shall be on the third (3rd) anniversary of the Grant Date.  Each Award Agreement will describe the Performance

Criteria that must be achieved for such PSUs to vest as of the end of the Vesting Period, provided the Participant is continuously employed by or in service with the Corporation or any of its Affiliates from the Grant Date until such Vesting Date.  The Award Agreement may provide that the number of Shares that each PSU entitles the Participant to, being one Share, will be multiplied by a factor (the “Performance Multiplier”) such that each PSU will entitle the Participant to more than or less than one Share.  The number of PSUs that will vest as of the end of the Vesting Period will be:

(i)	the number of PSUs allocated, subject to meeting the Performance Criteria, or

(ii)	if a Performance Multiplier is used, the number of PSUs allocated, subject to meeting the Performance Criteria, multiplied by the Performance Multiplier.

5.3

Awards may be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award or any compensation award granted under any other plan of the Corporation or of any Affiliate. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with compensation awards granted under any other plan of the Corporation or any Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or obligations.

5.4

Payment under Awards. Except as provided in the Award Agreement or any other provision of this Plan, all of the vested Share Units covered by a particular grant and any related Share Units credited pursuant to Section 4.4 will be settled on the first Business Day following the Vesting Date for the Payment Value, but in no event later than December 31 of the third calendar year following the year in which the Grant Date in respect of the Share Units occurred.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Corporation or an Affiliate upon the settlement of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Market Shares, Shares issued from treasury other securities or other Awards, or any combination thereof, and may be made in a single payment or transfer.

5.5

Limits on Transfer of Awards. Except as provided by the Committee, no Award and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant with respect to any Award upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under Applicable Law, by the Participant’s guardian or legal representative. No Award, and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Corporation or any Affiliate.

5.6

Conditions and Restrictions Upon the Share Units Subject to Awards. The Committee may provide that any Share Units which are subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability and forfeiture or repurchase provisions or provisions on payment of taxes arising in connection with an Award. Notwithstanding the provisions of this Section 5.6 or any other provisions of the Plan, any and all Performance Share Units or Restricted Share Units, as applicable, subject to or issued under an Award must be settled and paid by December 31 of the third calendar year of the year following the year in which the services giving rise to the award were rendered.  In addition, all Shares issued to Persons in the United States pursuant to the Plan will be issued pursuant to the registration requirements of the United States Securities Act of 1933, as amended, or an exemption from such registration requirements.

Article 6

TERMINATION of employment

6.1

Voluntary Resignation of the Participant. If a Participant resigns from employment with the Corporation or with an Affiliate (other than as a result of a Change of Control Termination, Retirement, death or Disability), the Participant shall, effective on the relevant Forfeiture Date, cease to be a Participant, and the former Participant shall forfeit all rights in respect of the Participant’s Awards.  All such Awards shall be cancelled effective at the commencement of the relevant Forfeiture Date and no distribution shall be made to the former Participant in relation to such forfeited Awards under the Plan.

6.2

Termination for Cause. If the employment of a Participant with the Corporation or with an Affiliate is terminated for Cause (other than as a result of a Change of Control Termination), the Participant shall, effective on the relevant Forfeiture Date, cease to be a Participant, and the former Participant shall forfeit all rights in respect of the Participant’s Awards.  All such Awards shall be cancelled effective at the commencement of the relevant Forfeiture Date and no distribution shall be made to the former Participant in relation to such forfeited Awards under the Plan.

6.3

Termination Without Cause. If the employment of a Participant with the Corporation or with an Affiliate is terminated without Cause (other than as a result of a Change of Control Termination), any unvested Awards will vest at the end of the relevant Vesting Period based upon a ratio where the numerator is the number of months such former Participant was employed during the relevant Vesting Period (rounded down to the nearest whole number) and the denominator is the total number of months of the relevant Vesting Period.  With respect to any Awards of Performance

Share Units, any accelerated vesting will be determined by the Committee and may vary depending on the specific nature of the performance-based vesting condition and the proration of the unvested PSUs.

6.4

Change of Control Termination. If the employment of a Participant with the Corporation or with an Affiliate is affected by a Change of Control Termination, all unvested Awards shall vest immediately upon the Change of Control Termination and the Participant shall be entitled to the benefits of such Awards as though the Vesting Date is the date of Change of Control Termination, provided however that the Participant shall have the option of exercising his or her rights under the Awards at any later date in the calendar year in which the Change of Control Termination occurs, subject to Applicable Law.  For the purposes of this paragraph, all Performance Criteria with respect to any Performance Share Units shall be deemed to have been met at target on the relevant Vesting Date.

6.5	Death, Disability or Retirement.

(a)

Death.  If a Participant dies before all or a portion of such Awards have vested, any unvested Awards will vest at the end of the relevant Vesting Period based upon a ratio where the numerator is the number of months such deceased Participant was employed during the relevant Vesting Period (rounded down to the nearest whole number) and the denominator is the total number of months of the relevant Vesting Period.  With respect to any Awards of Performance Share Units, the ratio specified in the previous sentence is subject to any Performance Criteria applicable to the relevant Award of Performance Share Units, and to the Committee’s interpretation regarding whether these Performance Criteria have been met.  The Committee will be under no obligation to perform its obligations pursuant to the provisions of this Section 6.5(a) until the Committee receives satisfactory evidence of the Participant’s death from the authorized legal representative of the deceased Participant.

(b)

Disability or Retirement.  If a Participant ceases to be an Eligible Employee of the Corporation or an Affiliate due to Retirement or Disability, any unvested Awards will vest at the end of the relevant Vesting Period based upon a ratio where the numerator is the number of months such former Participant was employed during the relevant Vesting Period (rounded down to the nearest whole number) and the denominator is the total number of months of the relevant Vesting Period.  With respect to any Awards of Performance Share Units, the ratio specified in the previous sentence is subject to any Performance Criteria applicable to the relevant Award of Performance Share Units, and to the Committee’s interpretation regarding whether these Performance Criteria have been met.

6.6

Discretion with Respect to Unvested Award.  Notwithstanding any provision of this Article 6, the Committee, in its sole discretion, may approve the vesting or settlement of any unvested Awards which result from any activities described in Sections 6.1,

6.2, 6.3, 6.4 or 6.5 above.  Settlement of any Payment Value resulting from the exercise of any rights referenced in this ARTICLE 6 may be made in cash, Market Shares or other securities pursuant to the provisions of the applicable Award Agreement or pursuant to any other agreement, written or otherwise, as applicable.

Article 7

AMENDMENT AND TERMINATION of plan

7.1	Amendment and Termination of the Plan. Except to the extent prohibited by Applicable Law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a)

Amendments to the Plan. The Committee may amend, alter, suspend, discontinue, or terminate the Plan, in whole or in part; provided, however, that if shareholder approval is required by Applicable Law or by regulation or rule of the TSX or Nasdaq, no material amendment shall be made without the prior approval of the Corporation’s shareholders.

(b)

Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue, or terminate, any Awards theretofore granted, prospectively or retroactively. No such amendment or alteration shall be made which would impair the rights of any Participant, without such Participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either: (i) is required or advisable in order for the Corporation, the Plan or the Award to satisfy or conform to any Applicable Law or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award.

(c)

No such amendment to the Plan shall cause the Plan to cease to be a plan described in paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act or any successor to such provision.

Article 8

GENERAL PROVISIONS

8.1

No Rights to Awards.  No Eligible Employee, Participant or other Person shall have any claim to be granted any Award under the Plan, or, having been selected to receive an Award under this Plan, to be selected to receive a future Award, and further there is no obligation for uniformity of treatment of Eligible Employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

8.2	No Voting Rights. Under no circumstances shall Awards of Share Units entitle any Participant to exercise voting rights or any other rights attaching to the ownership of

Shares or other securities of the Corporation, nor shall any Participant be considered the owner of Shares by virtue of receiving Share Units pursuant to an Award.

8.3	Withholding.

(a)

So as to ensure that the Corporation or any Affiliate, as applicable, will be able to comply with the applicable provisions of any federal, provincial, state or other law relating to the withholding of tax or other required deductions (including on the amount, if any, includable in the income of an Eligible Employee) the Corporation or any Affiliate, as applicable, may withhold or cause to be withheld from any amount payable to an Eligible Employee under this Plan as may be necessary to permit the Corporation or any such Affiliate, as applicable, to so comply (the “Applicable Withholding Taxes”).

(b)

It is the responsibility of the Participant to complete and file any tax returns which may be required within the periods specified in applicable laws as a result of the Participant’s participation in the Plan. The Corporation shall not be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan.

(c)	For greater certainty, unless not required under the Tax Act or any other applicable law, no Share Units will be settled until:

(i)

an amount sufficient to cover the Applicable Withholding Taxes payable on the settlement of Share Units has been received by the Corporation (or withheld by the Corporation from any other remuneration owed to the Participant); or

(ii)

the Participant undertakes to arrange for such number of Shares to be sold as is necessary to raise an amount equal to the Applicable Withholding Taxes, and to cause the proceeds from the sale of such Shares to be delivered to the Corporation.

8.4

No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Corporation or any Affiliate from adopting or continuing in effect other or additional compensation arrangements and such arrangements may be either generally applicable or applicable only in specific cases.

8.5

No Right to Employment. The grant of an Award shall be construed as giving a Participant the right to be retained in the employ of the Corporation or any Affiliate. Further, the Corporation or an Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

8.6

Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein without regard to conflict of law.

8.7

Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or under any Applicable Law, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to such law, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Applicable Law, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

8.8

No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Corporation or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Corporation or any Affiliate.

8.9

No Fractional Market Shares. No fractional Market Shares shall be delivered pursuant to the Plan or any Award.  Any fractional Market Shares which would otherwise be delivered pursuant to the Plan or any Award will be settled in cash.

8.10

No Representations or Covenants with Respect to Tax Qualification. Although the Corporation may endeavour to: (i) qualify an Award for favourable Canadian or foreign tax treatment or (ii) avoid adverse tax treatment, the Corporation makes no representation to that effect and expressly disavows any covenant to maintain favourable or avoid unfavourable tax treatment. The Corporation shall be unconstrained in its corporate activities without regard to the any potential negative tax affects to holders of Awards under the Plan.

8.11

Awards to Foreign Employees. The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which employees who are located in a country other than Canada and the United States shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify: (i) rights on death, disability or retirement or on termination of employment; (ii) available methods of exercise or settlement of an award; (iii) payment of income, social insurance contributions and payroll taxes; (iv) the withholding procedures and handling of any indicia of ownership which vary with national or local requirements of foreign jurisdictions. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.  The rules set forth in Schedule A to this Plan apply to any Participant who is a U.S. Taxpayer (as defined therein) and form a part of this Plan.

8.12

Compliance with Laws. The granting of Awards under the Plan shall be subject to: (i) all Applicable Laws, (ii) such approvals by all applicable Governmental Bodies, or (iii) such approvals by the TSX or any other applicable stock exchange on which the securities of the Corporation are listed, as may be required. The Corporation shall have no obligation to provide Awards of Share Units under the Plan prior to:

(a)	obtaining any approvals from all Governmental Bodies that the Corporation determines in its sole discretion are necessary or advisable; and

(b)

completion of any registration or other qualification of the Share Units (if applicable) under all Applicable Laws or all of the rulings of all applicable Governmental Bodies that the Corporation determines in its sole discretion to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective.

The inability or impracticability of the Corporation to obtain or maintain authority from any Governmental Body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any Share Units under the Plan shall relieve the Corporation of any liability in respect of the failure to issue or sell such Share Units as to which such requisite authority shall not have been obtained.

Article 9
EFFECTIVE DATE OF THE PLAN, TERM

9.1	Effective Date of the Plan, Term. The Plan shall be effective as of the date of its approval by the Board and required approval from the shareholders of the Corporation.

SCHEDULE A

PLAN PROVISIONS APPLICABLE TO U.S. TAXPAYERS

The provisions of this Schedule “A” apply to Share Units held by a U.S. Taxpayer to the extent such Share Units are subject to U.S. Taxation. The following provisions apply, notwithstanding anything to the contrary in the Plan. All capitalized terms used in this Schedule “A” and not defined herein, shall have the meaning attributed to them in the Plan.

“Section 409A” means Section 409A of the United States Internal Revenue Code and the regulations and authority promulgated thereunder.

 “U.S. Taxpayer” shall mean any person who is a U.S. citizen, U.S. permanent resident, or other person who has been granted or is eligible to be granted a Deferred Share Unit under the Plan that is otherwise subject to U.S. taxation.

For the avoidance of doubt, nothing in Section 6.3 or Section 6.5 of the Plan shall result in the acceleration of payment/settlement of Awards, and Awards will be settled in accordance with Section 5.4 of the Plan on the first Business Day following the Vesting Date set forth in the applicable Award Agreement or determined by application of Sections 5.2(a) or (b) of the Plan.

Section 6.4 of the Plan is replaced in its entirety with the following:

6.4       Change of Control Termination. If the employment of a Participant with the Corporation or with an Affiliate is affected by a Change of Control Termination that occurs following a Change of Control that meets the definition of “change in control event” within the meaning of Section 409A, all unvested Awards shall vest immediately upon the Change of Control Termination, provided that such Change in Control Termination also constitutes a “separation from service” within the meaning of Section 409A.  In such case the Participant shall be entitled to the benefits of such Awards as though the Vesting Date is the date of such Change of Control Termination.  For the purposes of this paragraph, all Performance Criteria with respect to any Performance Share Units shall be deemed to have been met at target on the relevant Vesting Date.  Notwithstanding the foregoing, if any U.S. Taxpayer is determined to be a “specified employee” (as determined under Section 409A, in accordance with the Corporation’s policies) at the time of the Change in Control Termination, then settlement of the Award shall not occur until the earlier of the date that is six (6) months following his or her separation from service and the Vesting Date set forth in the applicable Award Agreement or determined by application of Section 5.2(a) or (b) of the Plan.  If a Change of Control Termination is not in connection with a Change of Control that meets the definition of “change in control event” within the meaning of Section 409A, all unvested Awards will become vested upon such Change of Control Termination in accordance with this Section 6.4, but payment/settlement will occur on the Vesting Date set forth in the applicable Award Agreement or determined by application of Sections 5.2(a) or (b), unless earlier payment/settlement is otherwise permitted under Section 409A.

Notwithstanding Sections 5.6 and 6.6, the exercise of the Committee’s discretion will not result in a change in the time of settlement/payment of an Award.  No provision of the Plan or amendment to the Plan may permit the acceleration or deferral of payments under the Plan to U.S. Taxpayers contrary to the provisions of Section 409A.

In the event of a termination of the Plan, no payments to U.S. Taxpayers shall be made, except on the schedule permitted by Section 409A.

All provisions of the Plan shall continue to apply to the U.S. Taxpayer to the extent they have not been specifically modified by this Schedule “A”. In regard to a U.S. Taxpayer, the Committee shall interpret all Plan provisions in a manner that does not cause a violation of Section 409A.